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                                                                      Exhibit 99

Editorial Contact:   Kevin G. Lowery
                     Alcoa Inc.
                     412-553-1424

Investor Relations:  Charles D. McLane, Jr.
                     Alcoa Inc.
                     212-836-2674


Alcoa Completes Acquisition of Ivex Packaging Corporation; Move Broadens Alcoa's Position in the Foodservice and Consumer Packaging Industry

           PITTSBURGH, July 1, 2002--Alcoa Inc. announced today that it has completed its previously announced agreement to acquire Chicago-based Ivex Packaging Corporation. Shareholders of Ivex will receive $21.50 per share in cash. The acquisition excludes Ivex's 48.2% interest in Packaging Dynamics Corporation, which will be distributed to Ivex's shareholders.

           Ivex is a leading manufacturer of specialty plastic packaging for the food, electronic, medical, and retail markets with revenues totaling $643 million in 2001. Ivex has approximately 3,700 employees primarily in North America, as well as Europe and Southeast Asia. It will become part of Alcoa's global packaging and consumer business, which had 2001 revenues of $2.7 billion and after-tax operating income of $185 million.

          Alcoa is the world's leading producer of primary aluminum, fabricated aluminum and alumina, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa's businesses as a single solution to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap(R) aluminum foil, Alcoa(R) wheels, and Baco(R) household wraps. Among its other businesses are vinyl siding, closures, precision castings, and electrical distribution systems for cars and trucks. The company has 129,000 employees in 38 countries.

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Alcoa (NYSE: AA)